December 12, 2012

Dear Member,

Granite Falls Energy, LLC (GFE) is a Limited Liability Company (LLC) taxed as a partnership, which means the income or loss of the company flows through to the individual owners of membership interests in proportion to their ownership interest. These amounts are reported to members on K-1 & KPI tax forms, which will be mailed the first half of February. The portion of company income or loss reflected on your K-1 & KPI forms must be reported on your personal individual income tax returns. Please remember that although our fiscal year ends October 31st, our tax reporting year ends December 31st.

Since we are aware that the income of loss reported to you could impact your tax planning and other financial decisions prior to year end, we are providing this ESTIMATE of company taxable income or loss for the calendar year ending December 31, 2012. This ESTIMATE is not a guarantee of future results; it is only our prediction and involves numerous assumptions, risks and uncertainties*. Our actual results may differ.

TAXABLE INCOME:
Based on preliminary financial results, it appears that the company will have no taxable income for the 12 month period ending December 31, 2012. In fact, we anticipate passing through a small taxable loss to our members for the year.

Please be sure to consult to your individual tax advisor regarding the potential deductibility and/or carryover of any losses reported to you on Schedules K-1 & KPI.

This ESTIMATE of taxable income/loss allocation does NOT represent the amount of the cash distribution you can expect. We have capital requirements, operational expenses and loan covenants that limit the amount of cash that will be available for distribution to members.

Sincerely,

Stacie Schuler
Chief Financial Officer

*This memo contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “will,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results of actions may differ materially from these forward-looking statements for many reasons, including the following facts identified in our quarterly reports.

We are not under any duty to update the forward-looking statements contained in this memo. We cannot guarantee future results, levels of activity, performance of achievements. We caution you not to put undue reliance on any forward-looking statement, which speak only as of the date of this memo. We qualify all of our forward-looking statements by these cautionary statements.

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